Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Second Quarter Ended March 31, 2023

McLean, VA, May 2, 2023: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its second fiscal quarter ended March 31, 2023. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2023	December 31, 2022	Change	% Change
Total investment income	$20,561	$19,294	$1,267	6.6%
Total expenses, net of credits	(10,929)	(10,569)	(360)	3.4

Net investment income	9,632	8,725	907	10.4
Net investment income per common share	0.26	0.25	0.01	4.0
Cash distribution per common share	0.225	0.21	0.015	7.1
Net realized gain (loss)	428	9,572	(9,144)	(95.5)
Net unrealized appreciation (depreciation)	1,926	(12,599)	14,525	(115.3)
Net increase in net assets resulting from operations	11,986	5,698	6,288	110.4
Weighted average yield on interest-bearing investments	13.1%	12.3%	0.8%	6.5
Total invested in new and existing	$64,090	$13,379	$50,711	379.0
Total repayments and net proceeds	9,761	39,183	(29,422)	(75.1)

As of:	March 31, 2023	December 31, 2022	Change	% Change
Total investments, at fair value	$678,759	$621,739	$57,020	9.2%
Fair value, as a percent of cost	97.5%	97.0%	0.5%	0.5
Net asset value per common share	$9.19	$9.06	$0.13	1.4

Second Fiscal Quarter 2023 Highlights:

•	Portfolio Activity: Invested $48.0 million in two new portfolio companies and $16.1 million in existing portfolio companies. Received $9.8 million in repayments and net proceeds.

•	Net Investment Income: Increased 10.4% over last quarter to $9.6 million, or $0.26 per share, driven primarily by higher interest income.

•	Portfolio Mix/Yields: Secured first lien assets continued to be over 70% of the portfolio, at cost, while the weighted average yield on debt investments rose 80bp to 13.1%.

•

Equity Issuance: Issued 1,370,967 shares of common stock through our at-the-market program at a weighted-average price of $10.21 per share, or 111% of net asset value, generating net proceeds of $13.8 million.

•	Credit Facility Availability: Ended the quarter with availability in excess of $70 million.

Second Fiscal Quarter 2023 Results:

Total investment income increased by $1.3 million, or 6.6%, for the quarter ended March 31, 2023, compared to the prior quarter ended December 31, 2022, primarily due to a $1.2 million increase in interest income. The increase in interest income was driven by increases in both the weighted average yield and weighted average principal balance of our interest-bearing investments.

Total expenses increased by $0.4 million, quarter over quarter, primarily due to a $0.3 million increase in interest expense quarter over quarter driven mainly by an increase in the weighted average interest rate on our line of credit.

Net investment income for the quarter ended March 31, 2023 was $9.6 million, an increase of 10.4%, as compared to the prior quarter, or $0.26 per share, and covered distributions paid of $0.225 by 116%.

The net increase in net assets resulting from operations was $12.0 million, or $0.33 per share, for the quarter ended March 31, 2023, compared to $5.7 million, or $0.16 per share, for the quarter ended December 31, 2022. The current quarter increase was primarily driven by the increase in net investment income and $1.9 million of net unrealized appreciation recognized during the quarter.

Subsequent Events: Subsequent to March 31, 2023, the following significant events occurred:

•	Portfolio Activity:

•

In April 2023, we invested $25.0 million in Technical Resource Management, LLC (“Technical”) through secured first lien debt and equity. We also extended Technical a $3.0 million line of credit commitment and a $2.5 million delayed draw term loan commitment, each of which were unfunded at close.

•

In April 2023, our debt investment in HH-Inspire Acquisition, Inc. (“Inspire”) was refinanced. Our existing debt investment totaling $35.5 million was repaid at par, plus a $0.2 million prepayment fee, and we invested a total of $16.8 million in Inspire through new secured first lien debt and equity. We also extended Inspire a $1.8 million line of credit commitment, which was unfunded at close.

•	Distributions Declared: In April 2023, our Board of Directors declared the following monthly distributions to common stockholders for April, May, and June 2023:

Record Date	Payment Date	Distribution per Common Share
April 21, 2023	April 28, 2023	$0.08
May 23, 2023	May 31, 2023	0.08
June 21, 2023	June 30, 2023	0.08

	Total for the Quarter	$0.24

Comments from Gladstone Capital’s President, Bob Marcotte: “While increased interest rates have lifted our net interest income and supported the recent increase in our distributions, favorable lending market conditions, our continued focus on portfolio performance, and disciplined asset growth while maintaining our conservative leverage metrics will be the primary drivers of our earnings momentum in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, May 3, 2023, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 10, 2023. To hear the replay, please dial (877) 660-6853 and use playback conference number 13736837. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2023, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.